UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 14C

                INFORMATION REQUIRED IN AN INFORMATION STATEMENT


                            SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934


Check the appropriate box:

[X]  Preliminary Information Statement

[_] Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[_]  Definitive Information Statement

                             M.B.A. Holdings, Inc.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14c-5(g)and 0-11.

(1)  Title of each class of securities to which transaction applies:

          Common Stock, no par value, stated value $0.001

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction: None

(5)  Total fee paid: None

[_]  Fee paid previously with preliminary materials: N/A

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:
(2)  Form, Schedule or Registration No.:
(3)  Filing Party:
(4)  Date Filed:

                      Information Required by Schedule 14C

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Amendment of charter, bylaws or other documents

The following Amendment to the Articles of Incorporation will be made and approved by Consent of the Board of Directors and by Consent of Shareholders owning a majority of the outstanding common stock shares, as of the record date of April 20, 2005, by means of written consent on or about June 7, 2005:

RESOLVED, the Corporation shall amend its Articles of  Incorporation to decrease
          its  authorized   Common  Stock  shares  from  Eight  Hundred  Million
          (800,000,000) to Three Hundred Fifty Million (350,000,000).

The Company's Articles of Incorporation are being amended to provide less Common Stock shares to be used for future acquisitions in the Company's industry. The Company does not believe that more than 150,000,000 shares may be needed to acquire the number and size of companies it wishes to acquire. The Company has not yet commenced any negotiations with respect to any acquisition.

The effect of the amendment is to decrease the Company's authorized but unissued Common Stock shares. The Company will have 175,677,492 shares issued and 175,361,492 shares outstanding with an additional 174,322,508 authorized and unissued after the above-described amendment is filed with the Nevada Secretary of State.

                 Voting Securities And Principal Holders Thereof

The following table sets forth information as of April 18, 2005 concerning shares of Common Stock with no par value and a stated value of $0.001 per share, the Company's only voting security. This table includes all beneficial owners who own more than 5% of the outstanding voting securities, each of the Company's directors and by each person who is known by the Company to own beneficially more than 5% of the outstanding voting securities of the Company, and by the Company's executive officers and directors as a group.

        Name And Address Amount and Nature
Title of Class of Beneficial Owner of Beneficial Owner          Percent of Class
------------------------------------------------------          ----------------
Common Stock Gaylen Brotherson   254,590,550 shares (1)               67.8%
                                 9419 E. San Salvador
                                 Suite 105
                                 Scottsdale, AZ 85258

Common Stock Judy Brotherson     8,013,010 shares (2)                  2.1%
                                 9419 E. San Salvador
                                 Suite 105
                                 Scottsdale, AZ 85258

        Name And Address Amount and Nature
Title of Class of Beneficial Owner of Beneficial Owner          Percent of Class
------------------------------------------------------          ----------------

Common Stock CEDE & Co           101,642,680 shares                   27.1%
                                 Box 220
                                 Bowling Green Station
                                 New York, NY 10274

Common Stock Edward E. Wilczewski 13,000 shares                 Less than 0.01%
                                  3608 South 74th Street
                                  Omaha, NE 68124

Common Stock Robert F. Murphy    3,000 shares                   Less than 0.01%
                                 19405 N. Ponderosa Court
                                 Sunrise, AZ 85287

Common Stock Shelly Beesley      3,000 shares                   Less than 0.01%
                                 1630 E. Hale Street
                                 Mesa, AZ 85203

Common Stock Donald A. Gay       3,000 shares                   Less than 0.01%
                                 17331 E. San Marcus Drive
                                 Fountain Hills, AZ 85268

Common Stock All Directors and Executive
Officers as a Group (six people) 262,625,560 shares                   69.9%


--------------
(1) This amount represents shares owned and excludes the 60,001 options to purchase common stock for Gaylen Brotherson. This amount also includes 200,000,000 common stock equivalent shares owned by Cactus Family Investments, LLC (owned 100% by Mr. Brotherson and his wife) which owns 2,000,000 Class B Preferred Stock shares, which are entitled to 100 common stock votes for each Preferred Stock share owned. If these options were exercised by Mr. Brotherson, then his percentage of ownership would change to 67.8%.

(2) This amount represents shares owned and excludes the 125,000 options to purchase common stock for Judy Brotherson. If these options were exercised by Mrs. Brotherson, then her percentage of ownership would change to 2.1%.



          Delivery of Documents to Security Holders Sharing an Address

A separate document will be delivered to each shareholder regardless of address.

                                  Filing Party

         Date Filed: April 20, 2005                  M.B.A. Holdings, Inc.